Exhibit 1

China Unicom Limited (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of September 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of September 2005.

Operational Statistics for the month of September 2005 and the comparative figures for the previous month are as follows:-

		September 2005	August 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	92.236 million	91.331 million
	• Post-paid Subscribers	46.602 million	46.168 million
	• Pre-paid Subscribers	45.634 million	45.163 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	7.969 million	7.063 million
	• Post-paid Subscribers	3.758 million	3.324 million
	• Pre-paid Subscribers	4.211 million	3.739 million
	Aggregated Number of CDMA Cellular Service Subscribers	31.912 million	31.659 million
	• Post-paid Subscribers	29.374 million	29.154 million
	• Pre-paid Subscribers	2.538 million	2.505 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	4.097 million	3.844 million
	• Post-paid Subscribers	3.550 million	3.330 million
	• Pre-paid Subscribers	0.547 million	0.514 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.1247 billion	7.2834 billion
	• Domestic Long Distance	8.0097 billion	7.1791 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1150 billion	0.1043 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	11.1381 billion	9.8854 billion
	• Domestic Long Distance	11.0343 billion	9.7921 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1038 billion	0.0933 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	8.080 million	8.331 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of August 2005 and September 2005 are aggregated data reported at 24:00 on 31 August 2005 and 30 September 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of September 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 30 September 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of August and September 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 19 October 2005